Exhibit (b)(2)

GOLDENTREE ASSET MANAGEMENT LP

300 Park Avenue, 21st Floor

New York, New York 10022

CONFIDENTIAL

March 6, 2025

Blazing Star Merger Sub, Inc.

c/o Sycamore Partners Management, L.P.

9 West 57th Street, 31st Floor

New York, New York 10019

PROJECT WING

International Business

Preferred Equity Commitment Letter

Ladies and Gentlemen:

Blazing Star Merger Sub, Inc. (“Merger Sub” or “you”) have advised GoldenTree Asset Management LP (on behalf of certain funds and accounts for which it serves as investment advisor (“GoldenTree”, the “Preferred Equity Investor”, “Commitment Party”, “we” or “us”) that a newly created entity (“you”), formed at the direction of Sycamore Partners Management, L.P. and its affiliates and its funds, partnerships or other co-investment vehicles managed, advised or controlled by the foregoing (collectively, “Sycamore” or the “Sponsor”), intends to consummate the Transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Transaction Description, the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Term Sheet”) or the Summary of Additional Conditions attached hereto as Exhibit C (the “Conditions Annex”; this commitment letter, the Transaction Description, the Term Sheet and the Conditions Annex, collectively, the “Commitment Letter”).

1. Commitments.

In connection with the Transactions (as defined in the Transaction Description), the Preferred Equity Investor hereby commits to purchase $1.25 billion of the Preferred Equity (as defined in the Transaction Description) issued by the Issuer upon the terms set forth in this Commitment Letter and subject solely to the satisfaction of the conditions set forth in the Conditions Annex.

2. Investor Cooperation.

The Preferred Equity Investor will use commercially reasonable efforts to take promptly, or cause to be taken promptly all actions reasonably necessary, and to do promptly, or cause to be done promptly, and to reasonably assist and cooperate with, Sycamore and Merger Sub so Merger Sub is able to satisfy its obligations under the Merger Agreement (as defined in the Transaction Description) (including by supplying and providing information that is accurate and complete in all material respects to the extent required to be provided to, or requested by, any Governmental Entity (used herein as defined in the Merger Agreement) in connection with any regulatory approval or filing or notification required under applicable law (including any foreign investment law) (collectively “Regulatory Approval”)) relating to the transactions contemplated by this Commitment Letter. For the avoidance of doubt, the Preferred Equity

Investor acknowledges and agrees that Sycamore shall direct, manage and otherwise control the process and decision-making with respect to the Regulatory Approvals and any interactions with a Governmental Entity in connection with such Regulatory Approvals; provided, that Sycamore shall reasonably consult with the Preferred Equity Investor on the process and any decision-making with respect to the Regulatory Approvals and interactions with a Governmental Entity in connection with such Regulatory Approvals; provided further, that there shall be no voluntary regulatory filings (including with respect to The Committee on Foreign Investment in the United States) not otherwise contemplated by the Merger Agreement without the prior written consent of the Preferred Equity Investor.

In connection with satisfying the obligations contained in this Section 2, (a) confidential information of the Preferred Equity Investor or its affiliates may be provided on a counsel-only basis or directly by the Preferred Equity Investor to the applicable Governmental Entity requesting such information and (b) all appearances, submissions, presentations, briefs and proposals made or submitted by or on behalf of Sycamore or any of its affiliates before any Governmental Entity shall be controlled by Sycamore or Merger Sub, as the case may be, making or submitting such appearance, submission, presentation, brief or proposal, as applicable, and the Preferred Equity Investor agrees that Sycamore shall be entitled to disclose the Preferred Equity Investor’s identity, participation as the Preferred Equity Investor and nature of the ownership interest of the Preferred Equity Investor after giving effect to the transactions contemplated hereby to relevant Governmental Entities in connection therewith; provided that this information is requested by any applicable Governmental Entity in connection with such Regulatory Approvals relating to the transactions contemplated by this Commitment Letter. Sycamore shall, to the extent permitted by law, give the Preferred Equity Investor the opportunity to review and comment on any documents, written communications and filings to the extent that such documents, written communications and filings refer to or name the Preferred Equity Investor before any such document, written communication or filing is transmitted to any Governmental Entity and shall consider in good faith any comments or suggestions proposed by the Preferred Equity Investor.

3. Additional Preferred Equity Investors.

The Sponsor may, at any time on, prior to or after the date of your acceptance of this Commitment Letter, allocate commitments hereunder for the purchase of Preferred Equity to additional preferred equity investors (“Additional Preferred Equity Investors”) without our consent (it being understood that, to the extent the Sponsor appoints any Additional Preferred Equity Investors, then, notwithstanding anything in this Commitment Letter to the contrary, the commitments of the Preferred Equity Investor in respect of the purchase of Preferred Equity, pursuant to and in accordance with this proviso, will be permanently reduced by the amount of the commitments to purchase Preferred Equity by such Additional Preferred Equity Investor (or their relevant affiliates), upon the execution by such Additional Preferred Equity Investor (and any relevant affiliate) of customary joinder documentation or a customary amendment and restatement of this Commitment Letter, and, thereafter, each such Additional Preferred Equity Investor (and any relevant affiliate) shall constitute a “Commitment Party” and “Preferred Equity Investor” hereunder; provided, that, in connection with such allocation of commitments to purchase Preferred Equity to any Additional Preferred Equity Investor in accordance with the immediately preceding proviso, (x) the aggregate economics payable to all such Additional Preferred Equity Investors (or any relevant affiliates thereof) in respect of the Preferred Equity shall not exceed 50% of the total economics with respect to the Preferred Equity, in each case which would otherwise be payable to the Commitment Party in respect of the Preferred Equity on the Closing Date and (y) the aggregate economics payable to any such Additional Preferred Equity Investor (or any relevant affiliate thereof) in respect of the Preferred Equity shall be proportionate to the commitment of such Additional Preferred Equity Investor (or any relevant affiliate thereof) in respect of the Preferred Equity.

4. Information.

You hereby represent and warrant that (with respect to Information (as defined below) and customary financial estimates, forecasts and other projections (such projections, the “Projections”) relating to the International Business (as defined in the Transaction Description) and its subsidiaries and its and their respective businesses, to your knowledge) (a) all written information and written data (such information and data, other than (i) the Projections, (ii) information of a general economic or industry specific nature and (iii) information derived from third-party reports, the “Information”) (such Information, Projections and other customary offering and marketing materials and presentations, the “Information Materials”), that has been or will be made available to the Commitment Party, directly or indirectly, by, or at the request of, you or any of your representatives on your behalf (including the Sponsor) in connection with the transactions contemplated hereby, when taken as a whole, is or will be, when furnished, correct in all material respects and does not or will not, when furnished and when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time) and (b) the Projections that have been or will be made available to us by you, the Sponsor or any of your or its representatives on your behalf in connection with the transactions contemplated hereby have been or will be prepared in good faith based upon assumptions that are believed by you to be reasonable at the time such Projections are so furnished to the Commitment Party; it being understood that the Projections are as to future events and are not to be viewed as facts, the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material. You agree that, if at any time prior to the Closing Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect if the Information and the Projections contained in the Information Materials were being furnished, and such representations and warranties were being made, at such time, then you will (or, prior to the Closing Date, with respect to the Information and such Projections relating to the International Business and its subsidiaries, will use commercially reasonable efforts to) promptly supplement the Information and such Projections such that (with respect to Information and Projections relating to the International Business and its subsidiaries and information derived from third-party reports, to your knowledge) such representations and warranties are correct in all material respects under those circumstances (or, in the case of the Information and Projections relating to the International Business and its subsidiaries and its and their respective businesses and information derived from third-party reports, to your knowledge, such representations and warranties are correct in all material respects under those circumstances). In conducting the transactions hereunder, the Commitment Party will be entitled to use and rely primarily on the Information and the Projections contained in the Information Materials without responsibility for independent verification thereof.

5. Fees.

As consideration for the commitments of the Preferred Equity Investor with respect to the Preferred Equity, you agree to pay (or cause to be paid) the fees set forth in the Term Sheet and the Fee Letter dated the date hereof and delivered herewith between you and the Commitment Party with respect to the Preferred Equity (the “Fee Letter”), if and to the extent payable. Once paid, such fees shall not be refundable except as otherwise agreed in writing by us and you or set forth herein or therein.

6. Conditions.

The commitment of the Preferred Equity Investor hereunder to purchase the Preferred Equity on the Closing Date is subject solely to the conditions set forth in the Conditions Annex, and upon satisfaction (or waiver by the Preferred Equity Investor) of such conditions, the purchase of the Preferred Equity shall occur; it being understood and agreed that there are no other conditions (implied or otherwise) to the commitments hereunder, including compliance with the terms of this Commitment Letter, or the definitive documentation with respect to the Preferred Equity (the “Preferred Equity Documentation”).

Notwithstanding anything in this Commitment Letter (including each of the exhibits attached hereto), the Preferred Equity Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations and warranties the making or accuracy of which shall be a condition to the purchase of the Preferred Equity on the Closing Date shall be (A) such of the representations made by, or with respect to, the Company (as defined in the Transaction Description) and its subsidiaries in the Merger Agreement as are material to the interests of the Preferred Equity Investor, but only to the extent that you (or your affiliates) have the right (taking into account any applicable cure provisions) to terminate your (or their) obligations under the Merger Agreement or to decline to consummate the Merger without resulting in (x) the payment of any fees, liquidated damages or other amounts under the Merger Agreement in accordance with the Merger Agreement or (y) liability to it or you (or such affiliate) as a result of a breach of such representations in the Merger Agreement (to such extent, the “Specified Merger Agreement Representations”) and (B) the Specified Representations (as defined below) made by the Issuer (after giving effect to the Transactions) and (ii) the terms of the Preferred Equity Documentation shall be in a form such that they do not impair the obligations of the Preferred Equity Investor to purchase the Preferred Equity on the Closing Date if the applicable conditions set forth in the Conditions Annex are satisfied (or waived by Preferred Equity Investor). For purposes hereof, “Specified Representations” means the representations and warranties of or made by the Issuer to be set forth in the Preferred Equity Documentation relating to organizational status of the Issuer; power and authority, due authorization, execution and delivery and enforceability, in each case, related to the sale and issuance of the Preferred Equity and Warrants under, and performance of, the Preferred Equity Documentation; the Preferred Equity and Warrants having been duly and validly authorized, validly issued and fully paid and non-assessable; the issuance and sale of the Preferred Equity and Warrants under the Preferred Equity Documentation does not conflict with the organizational documents of the Issuer; solvency (solvency to be defined in a manner consistent with the manner in which solvency is determined in the solvency certificate to be delivered pursuant to paragraph 9 of the Conditions Annex) as of the Closing Date (after giving effect to the Transactions) of the Issuer and its subsidiaries on a consolidated basis; the Preferred Equity ranking senior in payment priority and liquidation preference to all other class or series of equity of the Issuer; no registration; Federal Reserve margin regulations; Investment Company Act; PATRIOT Act; the use of proceeds and the issuance of the Preferred Equity and Warrants on the Closing Date not in violation of the PATRIOT Act, OFAC, FCPA and applicable sanctions and anti-money laundering laws. This paragraph, and the provisions herein, shall be referred to as the “Certain Funds Provisions”.

7. Indemnity; Expenses.

To induce the Commitment Party to enter into this Commitment Letter and the Fee Letter and to proceed with documentation of the Preferred Equity Documentation, you agree (a) to indemnify and hold harmless the Commitment Party, its affiliates and the respective officers, directors, employees, agents, advisors and other representatives and the successors of each of the foregoing (each, an “Indemnified Person”), from and against any and all losses, claims, damages and liabilities (collectively, “Losses”) of any kind or nature and reasonable and documented or invoiced out-of-pocket fees and expenses (limited in the case of legal fees and expenses, as set forth below), joint or several, to which any such Indemnified Person may become subject, in the case of any such Losses and related expenses, to the extent arising out of, resulting from or in connection with this Commitment Letter (including the Term Sheet), the Fee Letter, the Transactions or any related transaction contemplated hereby, the issuance and sale of Preferred Equity, or any use of the proceeds thereof (including, without limitation, any claim, litigation, investigation or proceeding (including any inquiry or investigation) relating to any of the foregoing, (a “Proceeding”)), regardless of whether any such Indemnified Person is a party thereto, whether or not such Proceedings are brought by you, your equity holders, affiliates, creditors or any other third person, and to reimburse each such Indemnified Person within thirty (30) days after receipt of a written request, together with reasonably detailed backup documentation, for any reasonable and documented or invoiced out-of-pocket expenses and reasonable legal fees and expenses of one (1) firm of counsel for all such Indemnified Persons, taken as a whole and, if necessary, of a single firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all such Indemnified Persons, taken as a whole, and, solely in the case of an actual or reasonably perceived conflict of interest where the Indemnified Person affected by such conflict notifies you of the existence of such conflict and thereafter retains its own counsel, by such other one (1) firm of counsel for such affected Indemnified Person in each appropriate jurisdiction (which may include a single conflicts counsel acting in multiple jurisdictions), or other reasonable and documented or invoiced out-of-pocket fees and expenses incurred in connection with investigating, responding to or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to Losses or related expenses to the extent that they have resulted from (i) the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of such Indemnified Person’s affiliates or any of its or their respective officers, directors, employees, agents, advisors or other representatives of any of the foregoing (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) a material breach of the obligations under this Commitment Letter of such Indemnified Person or any of such Indemnified Person’s affiliates or of any of its or their respective officers, directors, employees, agents, advisors or other representatives of any of the foregoing (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (iii) any Proceeding solely between or among Indemnified Persons not arising from any act or omission by you or any of your affiliates and (b) to the extent that the Closing Date occurs, to reimburse the Commitment Party from time to time, upon presentation of a summary statement, for all reasonable and documented or invoiced out-of-pocket expenses (including, but not limited to, expenses of the Commitment Party’s due diligence investigation, consultants’ fees (to the extent any such consultant has been retained with your prior written consent (such consent not to be unreasonably withheld or delayed)), travel expenses and reasonable fees, disbursements and other charges of Latham & Watkins LLP and, if necessary, of a single firm of local counsel to the Commitment Party in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) and of such other counsel retained with your prior written consent (such consent not to be unreasonably withheld or delayed)), in each case incurred in connection with the issuance and sale of Preferred Equity and the preparation, negotiation and enforcement of this Commitment Letter, the Fee Letter and the Preferred Equity Documentation (collectively, the “Expenses”). The foregoing provisions in this paragraph shall be superseded in each case, to the extent covered thereby, by the applicable provisions contained in the Preferred Equity Documentation upon execution thereof and thereafter shall have no further force and effect.

Notwithstanding any other provision of this Commitment Letter, (i) no Commitment Party or any of their respective affiliates or controlling persons or other respective officers, directors, employees, successors, partners, agents, advisors or representatives of each of the foregoing (each, an “Exculpated Person”) shall be liable for any damages arising from the use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission systems, except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of such Exculpated Person or any of such Exculpated Person’s affiliates or any of its or their respective officers, directors, employees, agents, advisors or other representatives (as determined by a court of competent jurisdiction in a final and non-appealable decision) and (ii) none of us, you (or any of your affiliates), the Investors (or any of their respective affiliates), the Company (or any of its subsidiaries) or any Exculpated Person shall be liable for any indirect, special, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) in connection with this Commitment Letter, the Fee Letter, the Transactions (including the issuance and sale of Preferred Equity and the use of proceeds thereunder) or with respect to any activities related to the issuance and sale of Preferred Equity, including the preparation of this Commitment Letter, the Fee Letter and the Preferred Equity Documentation; provided that nothing in this paragraph shall limit your indemnity and reimbursement obligations to the extent that such indirect, special, punitive or consequential damages are included in any claim by a third party unaffiliated with the applicable Exculpated Person with respect to which the applicable Exculpated Person is entitled to indemnification as set forth in the immediately preceding paragraph.

You shall not be liable for any settlement of any Proceeding effected without your written consent (which consent shall not be unreasonably withheld or delayed), but if settled with your written consent or if there is a final and non-appealable judgment by a court of competent jurisdiction in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Person from and against any and all Losses and related expenses by reason of such settlement or judgment in accordance with and to the extent provided in the other provisions of this Section 7. If the indemnifying party has reimbursed any Indemnified Person for any legal or other expenses in accordance with such request and there is a final and non-appealable judicial determination by a court of competent jurisdiction that the Indemnified Person was not entitled to indemnification or contribution rights with respect to such payment pursuant to this Section 7, then the Indemnified Person shall promptly refund such amount.

You shall not, without the prior written consent of any Indemnified Person (which consent shall not be unreasonably withheld or delayed) (it being understood that the withholding of consent due to non- satisfaction of any of the conditions described in clauses (i) and (ii) of this sentence shall be deemed reasonable), effect any settlement of any pending or threatened Proceedings in respect of which indemnity has been sought hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability or claims that are the subject matter of such Proceeding and (ii) does not include any statement as to or any admission of fault, culpability, wrongdoing or a failure to act by or on behalf of any Indemnified Person.

8. Sharing of Information, Absence of Fiduciary Relationships, Affiliate Activities.

You acknowledge that the Commitment Party and its affiliates may be providing debt financing, equity capital or other services (including, without limitation, financial advisory services) to other persons in respect of which you, the Company and your and its respective affiliates and subsidiaries may have conflicting interests regarding the transactions described herein and otherwise. In addition, you acknowledge that the Commitment Party may be arranging or providing (or contemplating arranging or providing) a committed form of acquisition financing to other potential purchasers of the Company and that, in such capacity, the Commitment Party may acquire information about the Company, the sale thereof, and such other potential purchasers and their strategies and proposals, but the Commitment Party shall have no obligation to disclose to you the substance of such information or the fact that the Commitment Party is in possession thereof. Neither the Commitment Party nor its affiliates will use confidential information obtained from you, the Company and your and its respective affiliates and subsidiaries by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you, the Company and your and its respective affiliates and subsidiaries in connection with the performance by them or their affiliates of services for other persons, and neither the Commitment Party nor its affiliates will furnish any such information to other persons, except to the extent permitted below. You also acknowledge that neither the Commitment Party nor its affiliates have any obligation to use in connection with the transactions contemplated by this Commitment Letter or the Fee Letter, or to furnish to you, confidential information obtained by them from other persons.

As you know, the Commitment Party and its affiliates are full-service securities firms engaged, either directly or through their affiliates, in various activities, including securities trading, commodities trading, investment management, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, the Commitment

Party and its affiliates may actively engage in commodities trading or trade the debt and equity securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of you, the Company and other companies which may be the subject of the arrangements contemplated by this Commitment Letter and the Fee Letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities. The Commitment Party and its affiliates may also co-invest with, make direct investments in and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you, the Company or other companies which may be the subject of the arrangements contemplated by this Commitment Letter and the Fee Letter or engage in commodities trading with any thereof.

The Commitment Party and its affiliates may have economic interests that conflict with those of you or the Company and may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, and the Commitment Party has no obligation to disclose any interests to you or your affiliates. You agree that the Commitment Party will act under this Commitment Letter as an independent contractor and that nothing in this Commitment Letter or the Fee Letter will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Commitment Party and you, the Company, your and its respective equity holders or your and their respective affiliates. You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter and the Fee Letter are arm’s-length commercial transactions between the Commitment Party and, if applicable, its affiliates, on the one hand, and you, on the other, (ii) in connection therewith and with the process leading to such transaction the Commitment Party and its applicable affiliates (as the case may be) is acting solely as a principal and has not been, is not and will not be acting as agents, advisors or fiduciaries of you, the Company, your and its management, equity holders, creditors, affiliates or any other person, (iii) the Commitment Party and its affiliates (as the case may be) have not assumed an advisory or fiduciary responsibility or any other obligation in favor of you or your affiliates with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether the Commitment Party or any of its affiliates have advised or are currently advising you or the Company on other matters) except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (iv) the Commitment Party has not provided any legal, accounting, regulatory or tax advice and you have consulted your own legal and financial advisors to the extent you deemed appropriate. You further acknowledge and agree that you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto. You agree that you will not claim that the Commitment Party or its affiliates, as the case may be, have rendered advisory services of any nature or respect, or owe a fiduciary or similar duty to you or your affiliates, in connection with such transactions or the process leading thereto, and you agree not to assert any claims against the Commitment Party based on an alleged breach of fiduciary duty by the Commitment Party in connection herewith or assert any claim based on any actual or potential conflict of interests that might be asserted to arise from the engagement of the Commitment Party hereunder and the transactions contemplated hereby, on the one hand, and the engagement of the Commitment Party or any of their respective affiliates acting as a financial advisor to you, the Company or any of your respective affiliates, on the other hand.

Furthermore, you acknowledge that the Commitment Party and its affiliates may have fiduciary or other relationships whereby the Commitment Party and its affiliates may exercise voting power over securities and loans of various persons, which securities and loans may from time to time include securities and loans of the Company, potential financing sources or others with interests in respect of the Transactions. You acknowledge that the Commitment Party and its affiliates may exercise such powers and otherwise perform their functions in connection with such fiduciary or other relationships without regard to the Commitment Party’s relationship to you or the Company hereunder.

9. Confidentiality.

You agree that you will not disclose, directly or indirectly, the Fee Letter or the contents thereof or, prior to your acceptance hereof, this Commitment Letter, the Term Sheet, the other exhibits and attachments hereto or the contents of each thereof, or the activities of the Commitment Party pursuant hereto or thereto, to any person or entity, except (a) to the Investors, and to your and any of the Investors’ affiliates and limited partners and your and their respective officers, directors, agents, employees, attorneys, accountants, advisors, controlling persons and equity holders and to actual and potential co-investors who are informed of the confidential nature thereof, on a confidential and need-to-know basis, (b) if the Commitment Party consents in writing (such consent not to be unreasonably withheld or delayed) to such proposed disclosure or (c) pursuant to the order of any court or administrative agency in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities, in each case based on the advice of your legal counsel (in which case you agree, to the extent practicable and not prohibited by applicable law, rule or regulation to inform us promptly thereof prior to disclosure); provided that (i) you may disclose this Commitment Letter (but not the Fee Letter or the contents thereof) and the contents hereof to the Company, its subsidiaries and its and their respective officers, directors, agents, employees, attorneys, accountants, controlling persons or advisors, on a confidential and need-to-know basis, (ii) you may disclose this Commitment Letter and its contents including the Term Sheet and other exhibits and attachments hereto (but not the Fee Letter or the contents thereof) in connection with any public or regulatory filing requirements relating to the Transactions, (iii) you may disclose this Commitment Letter, the Term Sheet and the other exhibits and annexes to this Commitment Letter and the contents thereof, to potential equity providers (including any Additional Preferred Equity Investor) and their affiliates involved in the related commitments, (iv) you may disclose the aggregate fee amount contained in the Fee Letter as part of Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials or in any public or regulatory filing relating to the Transactions (and only to the extent aggregated with all other fees and expenses of the Transactions and not presented as an individual line item unless required by applicable law, rule or regulation) and (v) if the fee amounts payable pursuant to the Fee Letter have been redacted in a manner reasonably agreed by us, you may disclose the Fee Letter and the contents thereof to the Company, its subsidiaries and its and their respective officers, directors, employees, agents, attorneys, accountants, controlling persons and advisors, on a confidential and need-to-know basis. The confidentiality provisions set forth in this paragraph shall survive the termination of this Commitment Letter and, except with respect to the Fee Letter and the contents thereof, expire and shall be of no further effect after the second anniversary of the date hereof.

The Commitment Party and its affiliates will use all non-public information provided to them or such affiliates by or on behalf of you hereunder or in connection with the Transactions solely for the purpose of providing the services which are the subject of this Commitment Letter and negotiating, evaluating and contemplating the transactions contemplated hereby and shall treat confidentially all such information and shall not publish, disclose or otherwise divulge such information; provided that nothing herein shall prevent the Commitment Party and its affiliates from disclosing any such information (other than to Disqualified Investors) (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process based on the reasonable advice of counsel (in which case the Commitment Party agrees (except with respect to any audit or examination conducted by bank accountants or any governmental or bank regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform you promptly thereof prior to disclosure), (b) upon the request or demand of any regulatory authority having jurisdiction over the Commitment Party or any of its respective affiliates (in which case the Commitment Party agrees (except with respect to any audit or examination conducted by bank accountants or any governmental or bank regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform you promptly thereof prior to disclosure), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by the Commitment Party or any of its affiliates or any related parties thereto (including the persons referred to in clause (f) below) in violation of any confidentiality obligations owing to you, the Company, the Investors or any of your or their respective subsidiaries or affiliates or related parties, (d) to the extent that such information is or was received by the Commitment Party from a third party that is not, to the Commitment Party’s knowledge, subject to contractual or fiduciary confidentiality obligations owing to you, the Company or any of your or their respective affiliates or related parties, (e) to the extent that such information was already in our possession prior to the date hereof, or is independently developed by the Commitment Party without the use of any confidential information and without violating the terms of this Commitment Letter, (f) to the Commitment Party’s affiliates and to the Commitment Party’s and its affiliates’ respective directors, officers, employees, legal counsel, independent auditors, professionals and other experts or agents who need to know such information in connection with the Transactions and who otherwise are informed of the confidential nature of such information and who are subject to customary confidentiality obligations of professional practice or who agree in writing to be bound by the terms of this paragraph (or language substantially similar to this paragraph) (with the Commitment Party, to the extent within its control, responsible for such person’s compliance with this paragraph) or (g) for the purposes of establishing a “due diligence” defense. The obligations under this paragraph shall terminate automatically and, to the extent covered thereby, be superseded by the confidentiality provisions in the Preferred Equity Documentation upon the issuance and sale of the Preferred Equity thereunder to the extent such provisions are binding on the Preferred Equity Investor. Otherwise, the confidentiality provisions set forth in this paragraph shall survive the termination of this Commitment Letter and expire and shall be of no further effect after the second anniversary of the date hereof.

For the avoidance of doubt, nothing herein prohibits any individual from communicating or disclosing, in good faith, information regarding suspected material violations of laws, rules or regulations to a governmental, regulatory or self-regulatory authority to the extent that any such disclosure is required by such laws, rules or regulations, in each case to the extent required by applicable law.

Notwithstanding anything in this Section 9 to the contrary, we may place advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of information on the Internet or World Wide Web as we may choose, and circulate similar promotional materials, after the closing of the Transactions in the form of a “tombstone” or otherwise describing the names of you, the Issuer and your and its affiliates (or any of them), and the amount, type and closing date of the Transactions, all at our expense.

10. No Shop.

From the date of this Commitment Letter (the “Signing Date”) until the earliest to occur of (a) the fifth Business Day (as defined in the Merger Agreement) following the Outside Date (as defined in the Merger Agreement and determined after giving effect to any extensions thereto as set forth in the Merger Agreement) (or such later date as you and the Preferred Equity Investor shall have agreed to extend its commitments under this Commitment Letter) and (b) the Closing Date (such earliest date being referred to as the “No-Shop Period Termination Date”), so long as the Preferred Equity Investor continues to be willing to fund its commitments with respect to the Preferred Equity on a timely basis on the terms and conditions set forth in this Commitment Letter and has not materially breached its obligations hereunder, you (i) shall not, and shall cause your affiliates and your and their representatives, agents, consultants, attorneys and other advisors, and any other person acting on your or their behalf not to, directly or indirectly solicit, participate in any negotiations or discussions with or provide or afford access to information to any third party with respect to, or otherwise facilitate, encourage or accept any offers for or otherwise effect any alternative preferred equity financing arrangements (or other financing arrangements in lieu of the Preferred Equity, other than Additional Preferred Equity Investors in compliance with Section 3 hereof) in connection with the International Acquisition (as defined in the Transaction Description) and (ii) shall terminate any agreement or arrangement related to the foregoing to which you or your affiliates are parties, as well as any activities and discussions related to the foregoing as may be continuing on the Signing Date with any party other than the Preferred Equity Investor and its representatives (other than pursuant to the OpCo Commitment Letter (as defined in the Transaction Description)). You agree and acknowledge that, in connection with, and subject to, the consummation of the International Acquisition and subject to the terms and conditions set forth in this Commitment Letter, you shall issue the Preferred Equity in such amounts as contemplated hereby.

If the International Acquisition is not consummated prior to the No-Shop Period Termination Date, but during the 15-month period commencing on the Signing Date you or any of your affiliates determines to consummate the International Acquisition or any similar transaction involving the acquisition of all or substantially all of the equity interests or assets of, the International Business and its subsidiaries (any such similar transaction, an “Alternate Transaction”), in each case, with the proceeds of preferred equity financing (other than the Preferred Equity) provided by one or more other institutions (other than the Preferred Equity Investor and its affiliates) (any such other financing, an “Alternate Financing”), then, unless the Preferred Equity Investor (or its affiliated Commitment Party) (i) has declined or breached its obligation to purchase (or, following a request to do so, failed to reaffirm its willingness to provide) the Preferred Equity on the terms and conditions contemplated hereby and by this Commitment Letter, in each case, during the term of this Commitment Letter, (ii) has terminated this Commitment Letter prior to the stated termination date pursuant to and in accordance with the terms as set forth in this Commitment Letter or has breached its obligations under this Commitment Letter during the term of this Commitment Letter or (iii) has refused to fund its commitment under this Commitment Letter during the term of this Commitment Letter by asserting that a modification to the Merger Agreement that is materially adverse to the Preferred Equity Investor has occurred, a purchase price reduction under the Merger Agreement that is not permitted has occurred, a “Company Material Adverse Effect” under the Merger Agreement has occurred or that the Merger was not or is not being consummated in accordance with the terms of the Merger Agreement, when you are prepared to consummate the International Acquisition or the Alternate Transaction, you shall provide the Preferred Equity Investor with the opportunity to provide the preferred equity financing for such Alternate Transaction on the same terms and conditions as other purchasers in such preferred equity financing for such Alternate Transaction; provided that if Preferred Equity Investor does not accept an offer to provide such preferred equity financing within ten (10) business days of such offer being made, the Preferred Equity Investor shall be deemed to have declined such offer and opportunity to provide such preferred equity financing.

11. Miscellaneous.

This Commitment Letter and the commitments hereunder shall not be assignable by any party hereto (other than any assignment (i) by you to a newly-formed shell entity that is an affiliate controlled directly or indirectly by the Sponsor to effect the consummation of the International Acquisition and is formed or organized under the laws of Jersey or any other jurisdiction reasonably agreed by the Commitment Party and (ii) by the Commitment Party to Additional Preferred Equity Investors as expressly set forth in Section 3 hereof) without the prior written consent of each other party hereto (such consent not to be unreasonably withheld or delayed) (and any attempted assignment without such consent shall be null and void). This Commitment Letter and the commitments hereunder are intended to be solely for the benefit of the parties hereto (and Indemnified Persons to the extent expressly set forth herein) and are not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons to the extent expressly set forth herein). Except as set forth in Section 3 hereof, this Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by the Commitment Party and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or other electronic transmission (i.e., a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof. The words “execution”, “signed”, “signature”, “delivery” and words of like import in this Commitment Letter shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act. THIS COMMITMENT LETTER, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER, OR RELATED TO, THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; provided, however, that it is understood and agreed that (a) the interpretation of the definition of “Company Material Adverse Effect” (as defined in the Merger Agreement) (and whether or not a Company Material Adverse Effect (as defined in the Merger Agreement) has occurred), (b) the determination of the accuracy of any Specified Merger Agreement Representation and whether as a result of any inaccuracy thereof you (or your affiliates) have the right (taking into account any applicable cure provisions) to terminate your (or your affiliates’) obligations under the Merger Agreement or such inaccuracy results in a failure of a condition precedent to your obligations in the Merger Agreement to consummate the Merger and (c) the determination of whether the Merger has been consummated in accordance with the terms of the Merger Agreement, in each case shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Each of the parties hereto agrees that (i) this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, subject without limitation to the satisfaction (or waiver by each party hereto) of the conditions precedents set forth herein and an agreement of each party to negotiate in good faith the Preferred Equity Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the commitment provided hereunder is subject only to conditions precedent as expressly provided herein, and (ii) the Fee Letter is a legally valid and binding agreement of the parties thereto with respect to the subject matter set forth therein.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall only be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby in any New York State or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to you or us at the addresses set forth above shall be effective service of process for any suit, action or proceeding brought in any such court.

The Commitment Party hereby notifies you that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (as amended, the “PATRIOT Act”) and the requirements of 31 C.F.R §1010.230 (the “Beneficial Ownership Regulation”), it is required to obtain, verify and record information that identifies the Issuer, which information includes names, addresses, tax identification numbers and other information that will allow the Commitment Party to identify the Issuer in accordance with the PATRIOT Act and the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the PATRIOT Act and the Beneficial Ownership Regulation.

The indemnification, exculpation, compensation (if applicable), reimbursement (if applicable), jurisdiction, governing law, venue, waiver of jury trial and confidentiality provisions contained herein and in the Fee Letter and the provisions of Section 8 of this Commitment Letter shall remain in full force and effect regardless of whether the Preferred Equity Documentation shall be executed and delivered and notwithstanding the termination or expiration of this Commitment Letter or the Preferred Equity Investor’s commitments hereunder; provided that your obligations under this Commitment Letter (other than your obligations with respect to the confidentiality of this Commitment Letter, the Fee Letter and the contents hereof and thereof) shall automatically terminate and be superseded, in each case to the extent covered thereby, by the provisions of the Preferred Equity Documentation upon the issuance and sale of the Preferred Equity thereunder, and you shall automatically be released from all liability in connection therewith at such time. You may terminate this Commitment Letter and the Preferred Equity Investor’s commitments hereunder at any time subject to the provisions of the preceding sentence.

Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to the Commitment Party (or its legal counsel), executed counterparts hereof and thereof not later than 11:59 p.m., New York City time, on March 15, 2025. The offer of the Preferred Equity Investor to provide the commitments hereunder will expire at such time in the event that the Commitment Party has not received such executed counterparts in accordance with the immediately preceding sentence.

Upon execution and delivery of this Commitment Letter and the Fee Letter by you at or prior to such time, we agree to hold our commitments to purchase the Preferred Equity and our other undertakings in connection therewith available for you until the earliest of (i) after execution of the Merger Agreement and prior to the consummation of the Merger, the termination of the Merger Agreement by you (or your affiliates) or with your (or your affiliates’) written consent in accordance with its terms (other than with respect to provisions therein that expressly survive termination), prior to closing of the Merger, (ii) the consummation of the Merger without the issuance and sale of the Preferred Equity and (iii) 11:59 p.m., New York City time, on the fifth Business Day (as defined in the Merger Agreement) following the Outside Date (as defined in the Merger Agreement and determined after giving effect to any extensions thereto as set forth in the Merger Agreement). Upon the occurrence of any of the events referred to in the preceding sentence, the commitments to purchase the Preferred Equity and our other undertakings in connection therewith shall automatically terminate unless the Commitment Party shall, in its discretion, agree to an extension in writing.

[Remainder of this page intentionally left blank]

We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours
GOLDEN TREE ASSET MANAGEMENT LP, on behalf of certain funds and accounts for which it serves as investment advisor
By:	/s/ Ben Eisenstein
Name: Ben Eisenstein
Title: Managing Director

Signature Page to International Preferred Equity Commitment Letter

The provisions of this Commitment Letter are accepted and agreed to as of the date first written above:
BLAZING STAR MERGER SUB, INC.
By:	/s/ Kevin Burke
Name: Kevin Burke
Title: Co-President

Signature Page to International Preferred Equity Commitment Letter

EXHIBIT A

Project Wing

Preferred Equity

Transaction Description

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the other Exhibits to the Commitment Letter to which this Exhibit A is attached or in the Commitment Letter. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit A shall be determined by reference to the context in which it is used.

Merger Sub, formed at the direction of Sycamore Partners Management, L.P. and its affiliates and funds, partnerships or other co-investment vehicles managed, advised or controlled by the foregoing (collectively, the “Sponsor”), intends to merge with and into a corporation previously identified to you as “Wing” (the “Company”). Merger Sub intends to consummate the Merger (as defined below) pursuant to an Agreement and Plan of Merger, dated as of the date hereof (together with all exhibits, annexes, schedules and other disclosure letters thereto, collectively, as modified, amended, supplemented, consented to or waived in compliance with the terms of paragraph 1 of the Conditions Annex, the “Merger Agreement”), by and among Merger Sub, the other parties party thereto and the Company, pursuant to which (i) Merger Sub will merge with and into the Company (the “Merger”), with the Company being the surviving entity of the Merger and (ii) except with respect to certain equity holders who are contemplated to be immediately reinvesting the proceeds received by them as consideration in the Merger in the Issuer (as defined below) and other entities holding the other businesses of the Company in exchange for equity interests in such entities (the “Reinvestment Investors”), the equity holders of the Company will receive cash and certain contingent value rights in exchange for their capital stock and/or equity awards in the Company.

In addition, substantially concurrently with the Merger, it is intended that the Sponsor will establish (i) a newly formed corporation, limited liability company and/or partnership organized under the laws of Jersey or any other jurisdiction reasonably agreed by the Commitment Party (the “Issuer”), (ii) a newly created company organized under the laws of an Approved Jurisdiction and a direct or indirect wholly-owned subsidiary of the Issuer (“Holdings”), (iii) a newly created entity organized under the laws of an Approved Jurisdiction and a wholly-owned direct subsidiary of Holdings (“Intermediate Holdings”), (iv) a newly created entity organized under the laws of the United States and a wholly-owned direct subsidiary of Intermediate Holdings (the “Borrower”), and (v) newly created entities organized under the laws of an Approved Jurisdiction and wholly-owned direct subsidiaries of Intermediate Holdings that will directly or indirectly acquire from the Company the International Business (as defined below) in accordance with, and as provided for, in section IV.e. of Section 6.16 of the Company Disclosure Letter to the Merger Agreement (the “International Acquisition”). “International Business” shall mean the international business segment of the Company consisting of pharmacy-led health and beauty retail businesses outside of the United States and the pharmaceutical wholesaling and distribution business in Germany. “Approved Jurisdiction” shall mean England and Wales, Germany, the United States, Ireland and Jersey.

In connection with the foregoing, it is intended that:

(a) The Sponsor and certain other investors (including management of the Company and the Reinvestment Investors and including the Preferred Equity Investor) arranged by and/or designated by the Sponsor (collectively with the Sponsor, the “Investors”) will directly or indirectly make cash contributions to the Issuer (the net proceeds of which will be contributed by the Issuer, directly or indirectly, to Holdings in the form of equity (including the Preferred Equity), in an aggregate amount equal to, when combined with the fair market value of any capital stock of any of the management, founders and other existing direct or indirect equity holders of the Company and its subsidiaries rolled over or invested in connection with the Transactions (as defined below) (together, the “Equity Contribution”) at least 40% of the sum of (1) the aggregate principal amount of the Facilities (as defined in the OpCo Commitment Letter (as defined

A-1

below)) and the Secured Notes, Secured Securities or other Takeout Securities (each as defined in the OpCo Commitment Letter), in each case actually funded on the Closing Date (as defined below), excluding the gross proceeds of any loans or increase of loans to fund (A) working capital needs and (B) original issue discount and/or upfront fees (including in connection with the issuance of the Secured Notes or other Takeout Securities and by reason of any increase in the aggregate principal amount of the Term Facility, Secured Bridge Facility (each as defined below) or additional Secured Notes) in connection with the exercise of the “Market Flex Provisions” under the Fee Letter (as defined in the OpCo Commitment Letter) or in connection with the exercise of the “Securities Demand” provisions under the Fee Letter (as defined in the OpCo Commitment Letter) plus (2) the Equity Contribution on the Closing Date in respect of Holdings and its subsidiaries on the Closing Date after giving effect to the Transactions.

(b) The Borrower will obtain financing pursuant to that certain Commitment Letter, dated as of the date hereof, between you and the financing sources party thereto (together with all exhibits, annexes and schedules thereto, collectively, as modified, amended, supplemented, consented to or waived in compliance with the terms of paragraph 2 of the Conditions Annex, the “OpCo Commitment Letter”).

(c) The Issuer will issue preferred equity (the “Preferred Equity”) and warrants generating gross proceeds in an amount equal to $1.25 billion.

(d) The proceeds of the Equity Contribution, the Facilities borrowed on the Closing Date (and/or the Secured Notes issued on the Closing Date), the issuance of the Preferred Equity and cash on hand at the Company and its subsidiaries on the Closing Date will be applied (i) as described above to pay the consideration in connection with the International Acquisition and (ii) to pay the fees and expenses incurred in connection with the Transactions (such fees and expenses, the “Transaction Costs”). The transactions described above (including the payment of Transaction Costs) are collectively referred to herein as the “Transactions”. After giving effect to the Transactions, the Issuer will own, directly or indirectly, 100% of the issued and outstanding equity interests of Holdings and, on the Closing Date, the Sponsor will, directly or indirectly, control the voting capital stock having at least a majority of the ordinary voting power for the election of the board of directors or equivalent governing body of Holdings immediately after giving effect to the Transactions.

For purposes of the Commitment Letter, “Closing Date” shall mean the date that the Preferred Equity is issued and the International Acquisition is consummated.

A-2

EXHIBIT C

Project Wing

Preferred Equity

Summary of Additional Conditions

The commitments of the Preferred Equity Investor to purchase the Preferred Equity on the Closing Date shall be subject to satisfaction (or waiver by the Preferred Equity Investor) of the following conditions, each of which will be subject to the Certain Funds Provisions:

1. The International Acquisition shall have been consummated, or substantially concurrently with the purchase of the Preferred Equity, shall be consummated, in all material respects in accordance with the terms of the Merger Agreement, after giving effect to any supplements, amendments, waivers, consents or other modifications, other than those modifications, amendments, waivers, consents or supplements by you (or your affiliate) that are materially adverse to the interests of the Preferred Equity Investor in its capacity as such, unless consented to in writing by the Preferred Equity Investor (such consent not to be unreasonably withheld, delayed or conditioned); provided that the Preferred Equity Investor shall be deemed to have consented to such modification, amendment, waiver, consent or supplement (whether proposed or executed) unless it objects thereto in writing within five (5) Business Days (as defined in the Merger Agreement) of receipt of written notice of such modification, amendment, waiver, consent or supplement (it being understood that (a) any modification, amendment, waiver, consent or supplement that results in a reduction in the purchase price of, or consideration for, the Merger shall not be deemed to be material and adverse to the interests of the Preferred Equity Investor; provided that, (I) such reduction is less than 10% of the purchase price or is in accordance with the Merger Agreement or (II) if any such reduction is allocated 100% to a reduction of the amounts to be funded under the OpCo Commitment Letter, (b) any modification, amendment, waiver, consent or supplement that results in an increase in the purchase price of, or consideration for, the Merger shall not be deemed to be material and adverse to the interests of the Preferred Equity Investor so long as such increase is funded with cash of the Company, an increase in the Equity Contribution or amounts available to be drawn under any revolving or asset based credit facility available on the Closing Date pursuant to the OpCo Commitment Letter or such increase is pursuant to any working capital and/or purchase price (or similar) adjustment provisions set forth in the Merger Agreement, (c) any change to the definition of “Company Material Adverse Effect” (as defined in the Merger Agreement) shall be deemed to be material and adverse to the interests of the Preferred Equity Investor and (d) any amendments to the “Xerox” provisions shall be deemed to be material and adverse to the interests of the Commitment Party.

2. The funding of the Facilities borrowed on the Closing Date (and/or the Secured Notes issued on the Closing Date) shall have been consummated, or substantially concurrently with the purchase of the Preferred Equity, shall be consummated, in all material respects in accordance with the terms of the OpCo Commitment Letter (for the avoidance of doubt, as modified to reflect any exercise of the “Market Flex Provisions” under the Fee Letter (as defined in the OpCo Commitment letter)), after giving effect to any supplements, replacements, amendments, waivers, consents or other modifications, other than those modifications, amendments, waivers, consents or supplements by you (or your affiliate) that are materially adverse to the interests of the Preferred Equity Investor in its capacity as such, unless consented to in writing by the Preferred Equity Investor (such consent not to be unreasonably withheld, delayed or conditioned); provided that the Preferred Equity Investor shall be deemed to have consented to such modification, amendment, waiver, consent, supplement or replacement (whether proposed or executed) unless it objects thereto in writing within five (5) Business Days of receipt of written notice of such modification, amendment, waiver, consent, supplement or replacement.

3. The Equity Contribution shall have been made, or substantially concurrently with the sale and issuance of the Preferred Equity, shall be made, in at least the amount set forth in Exhibit A to the Commitment Letter (subject to adjustment pursuant to paragraph 1 above).

4. The Specified Representations and the Specified Merger Agreement Representations shall be true and correct in all material respects (or in all respects, if separately qualified by materiality).

5. Since the date of the Merger Agreement, there has not been any effect, change, event, occurrence or development that, individually or in the aggregate, constituted, or would be reasonably expected to constitute, a Company Material Adverse Effect. “Company Material Adverse Effect” means “Company Material Adverse Effect” as defined in the Merger Agreement.

6. The Preferred Equity Investor shall have received at least three (3) business days before the Closing Date (i) all documentation and other information about the Issuer that shall have been reasonably requested by the Preferred Equity Investor in writing at least ten (10) business days prior to the Closing Date and that the Preferred Equity Investor reasonably determines is required by applicable regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act and (ii) a certification regarding beneficial ownership with respect to the Issuer required by the Beneficial Ownership Regulation.

7. The Preferred Equity Investor shall have received, to the extent Merger Sub has received the same under the Merger Agreement, (a) audited combined balance sheets of the International Business as at the end of, and related statements of income and cash flows of the International Business for, each of the two years prior to the date hereof and for each fiscal year of the Company occurring after the date hereof and ended at least ninety (90) days before the Closing Date and (b) unaudited combined balance sheet of the International Business as at the end of, and related statements of income and cash flows of the International Business for each fiscal quarter (excluding the fourth fiscal quarter) occurring after the last fiscal year for which audited financial statements are received pursuant to clause (a) above and ended at least forty-five (45) days before the Closing Date.

8. All fees required to be paid on the Closing Date in connection with the Preferred Equity and reasonable out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter, to the extent invoiced at least three (3) business days prior to the Closing Date (or such later date as the Issuer may reasonably agree) shall, upon the initial issuance of the Preferred Equity, have been paid.

9. The execution and delivery by the Issuer of the Preferred Equity Documentation, which shall be in all material respects in accordance with the terms of the Commitment Letter and the Term Sheet, customary evidence of authorization, customary officer’s certificates, customary legal opinions, good standing certificates (to the extent applicable) in the jurisdiction of organization of Issuer and a solvency certificate in the form of Exhibit C-I with respect to the Issuer and its subsidiaries (or, at the Issuer’s election, a solvency opinion from an independent investment bank or valuation firm of nationally recognized standing), in each case subject in all respects to the Certain Funds Provisions, as set forth in the Commitment Letter.

C-2

EXHIBIT C-I

SOLVENCY CERTIFICATE

Date:

Reference is made to that certain Purchase Agreement, dated as of [●] (the “Purchase Agreement”), among [●] (the “Issuer”) and [●] (the “Preferred Equity Investor”).

Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Purchase Agreement. This solvency certificate (this “Certificate”) is furnished pursuant to Section [●] of the Purchase Agreement.

Solely in my capacity as a financial executive officer of the Issuer and not individually (and without personal liability), I hereby certify, that as of the date hereof, after giving effect to the consummation of the Transactions:

1.

The sum of the liabilities (including contingent liabilities) of the Issuer and its subsidiaries, on a consolidated basis, does not exceed the present fair saleable value of the present assets of the Issuer and its subsidiaries, on a consolidated basis.

2.

The fair value of the property of the Issuer and its subsidiaries, on a consolidated basis, is greater than the total amount of liabilities (including contingent liabilities) of the Issuer and its subsidiaries, on a consolidated basis.

3.	The capital of the Issuer and its subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business as contemplated on the date hereof.

4.

The Issuer and its subsidiaries, on a consolidated basis, have not incurred and do not intend to incur, or believe that they will incur, debts including current obligations beyond their ability to pay such debts as they become due (whether at maturity or otherwise).

For purposes of this Certificate, the amount of any contingent liability has been computed as the amount that, in light of all of the facts and circumstances existing as of the date hereof, represents the amount that would reasonably be expected to become an actual or matured liability.

IN WITNESS WHEREOF, I have executed this Certificate this as of the date first written above.

[ISSUER]
By:
Name:
Title:

C-I